FOR IMMEDIATE RELEASE

Contacts
Rob Collins	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
604.482.0000	investors@voicemobility.com

Voice Mobility Reaches Agreement with Debt Holders
to Exchange Debt for Equity

VANCOUVER, BC, CANADA – April 17, 2009 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced an agreement has been reached with its debt holders to eliminate CAN$6.7 million in debt from the company’s balance sheet.

In December 2008, Voice Mobility announced the settlement of a US$3.2 million liability with Aliant Telecom. As a continuation of our commitment to clean up the company’s balance sheet and reduce debt, the closing of the proposed transaction is expected to eliminate an additional CAN$6.7 million in debt and result in the forgiveness of all accrued interest underlying the promissory notes.

On April 16, 2009, the company entered into an Exchange Agreement with seven persons holding an aggregate principal amount of CAN$6.7 million pursuant to a number of secured promissory notes. Pursuant to the terms of the agreement, and at the closing thereof, such holders have agreed to exchange the principal amount underlying the promissory notes for an aggregate of 19,250,280 convertible preferred shares at a rate of CAN$0.35 per preferred share. The exchange price of the convertible preferred shares is approximately three and a half times the company’s current market price. The convertible preferred shares are convertible into common shares on a one for one basis. The holders have agreed that, on the closing date, all accrued interest underlying the notes will be forgiven.

The closing of the Exchange Agreement is subject to the satisfaction of several conditions, including disinterested shareholder approval of the transaction at the company’s annual and special meeting to be held on June 11, 2009 and approval from the TSX. The closing is also conditional upon shareholders approving the alteration of the company’s articles to increase the number of authorized preferred shares that may be issued by the directors in their discretion. On the closing date, the company intends to create the new series of preferred shares which are convertible into common shares on a one for one basis, retractable by the holder following the ten year anniversary from the date of grant at CAN$0.35 per share and redeemable by the company at any time upon 30 days notice at CAN$0.35 per share.

The company has agreed to secure the potential redemption or retraction amount that may be payable by the company to the holders of the convertible preferred shares upon the redemption or retraction of such shares. The company has agreed to grant a fixed security interest in favor of the holders in all personal property held by the company and a floating charge against all real and personal property held or later acquired by the company.

The company intends to file a copy of the Exchange Agreement and the proxy statement describing the transaction with the Securities and Exchange Commission available at www.sec.gov and on SEDAR available at www.sedar.com.

The securities offering in the security exchange to the holders of the debt were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this News Release

Disclaimer for Forward-Looking Information

Certain statements in this release are forward-looking statements, which reflect the expectations of management regarding the company’s overall business development objectives and plans. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (1) the closing of the transaction may eliminate CAN$6.7 million in debt and result in the forgiveness of all accrued interest underlying the promissory notes, (2) the conditions precedent to closing the Exchange Agreement may be satisfied, (3) the company intends to create a new series of preferred shares and (4) the company intends to file copies of the Exchange Agreement and proxy statement. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the company will obtain from them. These forward-looking statements reflect management’s current views and are based on certain expectations, estimates and assumptions which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) inability to close the Exchange Agreement for any reason, (2) inability to obtain TSX or shareholder approval of the transaction, (3) a downturn in general economic conditions in North America and internationally, (4) the inherent uncertainties and speculative nature associated with the telecommunications industry, (5) the risk that the company does not execute its business plan, (6) inability to retain key employees, (7) inability to finance operations and growth, (8) an increase in the number of competitors with larger resources, and (9) other factors beyond the company’s control. These forward-looking statements are made as of the date of this news release and, except as required by law, the company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. Additional information about these and other assumptions, risks and uncertainties are disclosed in the company’s periodic reports filed with the Securities and Exchange Commission and available at www.sec.gov and as filed on SEDAR available at www.sedar.com.